Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-112032 of Southwestern Public Service Company on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, as discussed in the Form 10-K and Derivatives Implementation Group Issue No. C20 Scope Exceptions: Interpretation of the Meaning of Not Clearly and Closely Related in Paragraph 10(b) Regarding Contracts with a Price Adjustment Feature, effective October 1, 2003, as discussed in the Form 10-K) appearing and incorporated by reference in the Annual Report on Form 10-K of Southwestern Public Service Company for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 16, 2004